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                                                                    Exhibit 99.1

         CYNTHIA DEMERS - CORPORATE AND GOVERNMENT AFFAIRS
         (480) 754-4090

         STEPHEN BLUM - INVESTOR RELATIONS
         (480) 754-5040

               THE DIAL CORPORATION DECLARES QUARTERLY DIVIDEND

SCOTTSDALE, ARIZ., AUGUST 15, 2002 - The Board of Directors of The Dial Corporation (NYSE: DL) today declared a quarterly dividend of $0.04 per share on the Company's common stock. The dividend is payable on October 15, 2002 to stockholders of record at the close of business on September 17, 2002.

      The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.